Exhibit 10.142

Dollar Thrifty Automotive Group, Inc.

2006 Incentive Compensation Plan Award

As Amended February 1, 2007

Value-sharing concept was approved for the 2006 Incentive Compensation Plan with an amendment to adjust the pretax profit margin for the impact of SFAS No. 133. This provided for a fixed percentage of profit, the incentive pool (12.75% of pretax profit), to be shared if results equal or exceed a threshold level of performance (5% of pretax margin). The incentive pool created by the sharing percentage is allocated to participants based on individual target award levels.

Incentive Pool & Sharing Rate

Executive	3.50%
Middle Management	1.50%
Field	3.50%
Profit Sharing	4.25%
Incentive Pool	12.75%

2006 Results

Pre-tax profit	$ 97,784,000
Pre-tax profit margin	5.9%
Incentive pool (12.75%)	$ 12,467,460

Allocation of Incentive Pool

Executive	3.50%	3,422,440
Middle Management	1.50%	1,466,760
Field	3.50%	3,422,440
Profit Sharing	4.25%	4,155,820
Incentive Pool	12.75%	$ 12,467,460